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                                                                  EXHIBIT (10.)7


                              SARA LEE CORPORATION





                       SHORT-TERM (ANNUAL) INCENTIVE PLAN




                                Fiscal Year 1995





                                PLAN DESCRIPTION





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PURPOSE

The purpose of the FY95 Short-Term (Annual) Incentive Plan is to advance the interests of Sara Lee Corporation (hereafter called "SLC") by:

a) achieving consistently superior performance;

b) enabling SLC to attract and retain talented executives by providing incentive opportunities which are more attractive than those generally available in the executive labor market;

c) rewarding those executives whose duties and responsibilities provide an opportunity to make a material and substantial contribution to the performance of SLC;

d) providing meaningful awards which are directly related to such performance;
   and

e) distinguishing among the performance contributions of individual executives.

DEFINITIONS

a) INCENTIVE YEAR shall be the same as SLC's fiscal year ending July 1, 1995 ("FY95").

b) THE BOARD shall mean the Board of Directors of SLC.

c) THE COMMITTEE shall mean the Compensation and Employee Benefits Committee of the Board.

d) DIVISION shall mean the operating profit centers of SLC.

e) PARTICIPANT in the Plan shall mean an "A", "B" or "C" level executive throughout the Corporation.

f) EARNINGS PER SHARE ("EPS") shall mean reported primary earnings per share for FY95.

g) RETURN ON INVESTMENT ("ROI") shall mean Operating Profit as defined below expressed as a percent of average investment, defined and calculated in accordance





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  with SLC Finance Manual Policy No. 130 as revised July 1, 1992, subject to the following adjustments, if any, to the average investment:

      Tangible net assets (as defined by Policy No. 130) at the date of acquisition for acquisitions made during the year and NOT included in the Annual Operating Plan shall be excluded from the computation of average investment from the date of acquisition to the end of the fiscal year.

      Tangible net assets, as defined, for those businesses divested during the year and NOT included in the Annual Operating Plan as divestments shall be included in the computation of average investment from the date of divestment to the end of the fiscal year at planned amounts.

h) OPERATING PROFIT shall mean operating profits as shown on Line 16 of the EO-200 income statement, with the following adjustment(s):

      Operating Profit of businesses acquired during the year and NOT included in the Annual Operating Plan shall be EXCLUDED.

      Planned Operating Profit of businesses divested and NOT included in the Annual Operating Plan as divestments shall be INCLUDED from the date of divestment to the end of the fiscal year.

i) ASSET MANAGEMENT refers to various financial standards used to measure performance on a consolidated or divisional basis. For operations participants this may typically include ROI, cash flow or other measures related to the management of assets.

j) BASE SALARY shall mean base salary earned by the participant during FY95, regardless of deferral elections, excluding any premiums, allowances, expense reimbursements, commissions, incentives, amounts paid as severance or termination pay, payments under deferred salary or incentive agreements and compensation attributable to the exercise of stock options.

k) TOTAL DISABILITY shall be defined as per the Long-Term Disability Plan of the Corporation under which the participant is covered.





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STANDARDS OF PERFORMANCE AND INCENTIVE OPPORTUNITY

Standards of performance will be established early in the plan year for both financial and individual performance. A summary of suggested incentive components and the corresponding incentive opportunities are shown in Appendix
I. The following applies to the incentive plan goals:

   The financial and individual weightings for Operations Participants may be adjusted, with the approval of the appropriate SLC Operating Executive Vice President, to reflect different priorities during the Incentive Year.

   Financial and individual goals are established at the beginning of the fiscal year and approved by the Committee or Corporate Officer, as appropriate.

The financial standards of performance which have been approved for corporate earnings per share are listed in Attachment II.

NON-FINANCIAL INDIVIDUAL PERFORMANCE

All participants in the plan must have pre-determined individual standards of performance. Pre-determined individual standards should be established at the beginning of the fiscal year by agreement between the participant and the individual responsible for appraising his/her performance. Approval of standards should be received from the responsible superior two levels up. The standards should be as specific and as quantifiable as possible, should represent the key goals for the individual's responsibility during the next fiscal year, and should relate to AOP objectives and action plans. Standards should include seven to 10 objectives (hence, should prioritize the individual's activities). One objective, worth 5% for A-level individuals in operating companies, should contain the two Human Resource areas which are described in the footnote in Attachment I. Standards should be skewed to longer-term objectives and away from sub-elements of this year's earnings and asset management goals since these standards are covered in the financial standards section. The exception would be current operating problems (such as inventory turns, unit sales volume, etc.).

Generally, there should be three major areas of standards:

(a) Fiscal year operating plan - sales, expenses, working capital, inventory, market share, unit volume, cost improvement, etc. - those areas which are problems and/or important to the Long-Range Plan.





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(b)  Consumer Value - include programs and projects that support the company's focus on delivering value to the consumer, particularly focusing on meeting or exceeding the expectations of our customers.

(c) Organizational/manpower - strategic diversity, organizational changes, hiring/replacing key people, turnover, training and development, affirmative action, safety programs, personnel development, succession plans and development, etc.


It is within this context that the following performance levels are defined:

     OUTSTANDING - performance that demonstrably exceeds the Superior level and where all goals are met and major goals surpassed. Attainment requires significant "stretch".

     SUPERIOR - the expected level of performance where attainment requires normal "stretch". Most goals are met or surpassed.

     ACCEPTABLE - performance which is acceptable in the short term because it demonstrates progress relative to goals and to the past, but it falls below the superior level. Performance where attainment requires little or no "stretch".

     MARGINAL - performance which is judged marginally acceptable in the short term, but which is unacceptable and requires corrective action in the longer term.

RANGES OF INCENTIVE AWARDS

Incentive award ratings shall be determined as follows:

   Outstanding   =   Maximum
   Superior      =   67% of Maximum
   Acceptable    =   33% of Maximum
   Marginal      =   0%


Interpolations will be used for results which fall between the various ratings.





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INCENTIVE DISTRIBUTION

Incentive awards shall be distributed on or about September 1, 1995 after the final financial results of SLC have been publicly announced and after the August, 1995 meeting of the Committee. Unless otherwise provided in the plan, a participant must be an employee at the conclusion of the fiscal year in order to be eligible to receive an incentive award.

ADMINISTRATION

The Plan shall be administered jointly by the Committee and the Chief Executive Officer of SLC, whose decisions shall be final. The Senior Vice President, Human Resources, will be responsible for the administrative procedures governing the Plan including assuring the existence of approved standards of performance and presenting the results of the Plan to the Committee for final approval. The following administrative procedures shall govern:

a) Individual incentive awards for corporate officers will be approved by the Committee. All other incentive awards shall be approved by the Chief Executive Officer.

b) All incentive awards shall be made in cash. However, a participant may elect to partially or totally defer his/her incentive award pursuant to the terms and conditions of the SLC Non-Qualified Deferred Compensation Plan if applicable.

c) A new participant who begins participation during the plan year may be eligible for a pro-rata incentive award from the date of entry into the Plan with the approval of the Chief Executive Officer or the Senior Vice President, Human Resources.

d) In the case of death, total disability, or retirement under a SLC retirement plan, a pro-rata incentive award shall be distributed on or about September 1, 1995, based on actual service during the Incentive Year, unless otherwise deferred under the SLC Non-Qualified Deferred Compensation Plan.

e) Unless otherwise approved by the Chief Executive Officer, any participant who resigns or is terminated during the Incentive Year (except as provided for above) shall not be entitled to any incentive award attributable to the Incentive Year.





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f) A participant who is employed as of the end of the Incentive Year shall be entitled to receive an incentive award regardless of whether the participant resigns or is terminated between the end of the Incentive Year and the date the incentive awards are distributed.

g) Nothing herein shall be construed as an agreement or commitment to employ any participant or to employ a participant for any fixed period of time or constitute a commitment by SLC that any participant will continue to receive an incentive award or will continue as a participant in the Plan.

h) The Committee may delegate certain administrative responsibilities to the Chief Executive Officer except that:

   1) The Committee must approve any actions affecting the Chief Executive Officer, and other elected officers of SLC;

   2) The Committee shall approve corporate incentive standards at the beginning of the fiscal year; and

   3) The Committee shall approve any substantive changes or amendments to the Plan.





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                                                                    Attachment I

                      FY95 SHORT-TERM INCENTIVE COMPONENTS
                      AND INCENTIVE OPPORTUNITY GUIDELINES

                                                                   MAXIMUM BONUS AS A PERCENT OF BASE SALARY*
                                                      ------------------------------------------------------------------
                                                                  FINANCIAL STANDARDS
                                                      ---------------------------------------------
                                    TOTAL                                            CORPORATE              INDIVIDUAL
EXECUTIVE                         INCENTIVE                       OPERATING          FINANCIAL             PERFORMANCE
 LEVEL             TITLE         OPPORTUNITY            EPS         PROFITS            GOALS                STANDARDS
- - - ----------        ------        ------------           -----     -------------      ----------            -------------
CORPORATE STAFF PARTICIPANTS
A              Chairman/CEO          125%               70%          --                 30%                    25%

A              Vice Chairman         120%               60%          --                 30%                    30%

A                 Senior              95%               50%          --                 20%                    25%
               Vice Presidents

A                  Vice               80%               40%          --                 20%                    20%
                Presidents

B               Executive             60%               40%          --                 --                     20%
                Directors
C               Directors             30%               15%          --                 --                     15%


                                                                    MAXIMUM BONUS AS A PERCENT OF BASE SALARY*
                                                      ----------------------------------------------------------------------
                                                                FINANCIAL  STANDARDS
                                                     -----------------------------------------------
                                     TOTAL                                             OPER. UNIT              INDIVIDUAL
EXECUTIVE                           INCENTIVE                         OPERATING         FINANCIAL              PERFORMANCE
  LEVEL             TITLE          OPPORTUNITY           EPS           PROFITS           GOALS                  STANDARDS
- - - ---------          ------          -----------           ---          ---------         ---------             -----------
OPERATIONS PARTICIPANTS
A                 Executive           110%               30%             30%              30%                     20%
               Vice Presidents

A              Corporate Senior        95%               10%             35%              30%                     20%
                Vice Presidents

A                  Corporate           90%               10%             30%              30%                     20%
                Vice Presidents

A             Division Presidents      87.5%             --              35%              32.5%                   20%

A              Other Designated        80%               --              30%              30%                     20%
              A-Level Executives

B                 Operating            60%               --              20%              20%                     20%
                  Executives

C                 Operating            30%               --              10%              10%                     10%
                  Executives

Note: "A" level participants should have a 5% minimum weighting for Management Development/Diversity as an Individual Performance Standard.

* Superior Performance and Acceptable Performance result in payouts of 2/3 and 1/3 of Maximum respectively. Straight line interpolations are used to determine payout levels between performance levels.



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                                                                   Attachment II

                    FY95 CORPORATE STANDARDS OF PERFORMANCE

EARNINGS PER SHARE (EPS)
              Outstanding          =        $1.62
              Superior             =        $1.59
              Acceptable           =        $1.55
              Marginal             =        $1.47






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